EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-121172) and in the Registration Statement on Form S-8 (No.333-116520) of our report dated February 28, 2007, relating to the consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows of Mercer International Inc. for the year ended December 31, 2006 (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph relating to the Company’s adoption of new accounting standards for share-based payments and pension and other postretirement benefits) appearing in this Annual Report on Form 10-K of Mercer International Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
March 2, 2009
Vancouver, Canada